UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2014

CARDIFF INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-49709	84-1044583
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 N New River Drive E, Unit 2202

Ft. Lauderdale, FL 33301

(Address of principal executive offices, including zip code)

(818) 783-2100

(Registrant's telephone number, including area code)

411 N New River Drive E

Suite 2202

Ft. Lauderdale, FL 33301

(Former name or former address, if changed since last report)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Completion of Acquisition or Disposition of Assets, Change in Directors

Item 2.01 Completion of Acquisition or Disposition of Assets

Cardiff International, Inc. (CDIF) completed the acquisition of We Three, LLC (d/b/a Affordable Housing Initiative)(“AHI”) The acquisition became effective (the "Effective Time") at 2pm, May 15, 2014.

CDIF issued approximately 400,000 shares of CDIF Preferred Class “F” Shares as consideration for the Acquisition. Based on the price of $2.50 per Preferred “F” Class of stock the acquisition consideration represents a $1,000,000 evaluation.

The Preferred “F” share of stock was adjusted as a result of the authorization and declaration of a special distribution with a conversion rate of 1 to 5 Common Stock ("Special Conversion"). The Special Conversion right is granted as a result of a Lock-Up/Leak-Out clause designated by CDIF pursuant to the terms of the Acquisition.

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 15, 2014, our board of directors appointed Kathy Roberton to serve as our President/Chief Operating Officer. Concurrently with this appointment, Daniel Thompson acquiescent his position as Chief Executive Office and will remain Chairman of the Board to oversee operations.

Working closely with Daniel Thompson, Kathy has been instrumental in the restructuring of CDIF. Together they have removed over $5MM in debt through novation agreements; worked diligently with management to establish a new business model known as “Collaborative Commonwealth™” a new form of government enabling businesses to take advantage of the power of a public Company. This model played a major role in the acquisition of We Three, LLC and four additional companies currently in negotiations.

Ms. Roberton former Chairman/CEO of Automotive Resources Network (ARNH) was also Co-founder and operator of a multi-specialty medical practice; former Chairman/CEO of a Pro Tech Technologies; with extensive experienced in franchising; online sales; and marketing.

There are no family relationships between Ms. Roberton and any of our directors or executive officers.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
No. Document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cardiff International, Inc.

By: /s/ Daniel Thompson

Daniel Thompson

Title: Chairman

Dated: May 21, 2014